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                                                                    Exhibit 99.1

Contact:

Ann Doyle
MCK Communications, Inc.
(781) 343 6335
adoyle@mck.com

FOR IMMEDIATE RELEASE

                 MCK COMMUNICATIONS ANNOUNCES LEADERSHIP CHANGE

NEEDHAM, Massachusetts, January 21, 2003 -- MCK Communications, Inc. (NASDAQ:
MCKC), a leading provider of distributed voice solutions for the extended enterprise, today announced the departure of president and CEO Glenda Davis as well as her resignation from the Board of Directors.

Ms. Davis joined MCK in 2001 to expand the product portfolio and further advance the availability of distributed voice solutions to provide enterprises and their employees access to enriched telephony applications regardless of location, network or end device. Those efforts have resulted in new product introductions as well as broader distribution opportunities for MCK products and solutions. In addition, Ms. Davis successfully resized the company to align with evolving market conditions. With these accomplishments behind her, Ms. Davis left the company for personal reasons.

Effective immediately, Tom Nolette, currently serving as VP Operations and Finance, will assume the role of acting CEO.

ABOUT MCK COMMUNICATIONS
MCK develops and delivers gateways to enable a more distributed enterprise so employees can take their office telephony with them wherever business demands dictate. With more than 382,000 ports shipped worldwide, ISO-9001-certified MCK partners with such industry leaders as Alcatel, Anixter, Avaya, BellSouth, Catalyst Telecom, Ericsson, GBH Distributing, Iwatsu, Nortel, NEC, Infrontia (formerly Nitsuko), Panasonic, Toshiba, SBC, Sprint, Verizon and Voda One Corp. Headquartered in Needham, Massachusetts, the company has an R&D facility in Calgary, Alberta and field offices throughout the U.S., Canada and the U.K.

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties. We wish to caution you that there are some factors that could cause actual results to

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differ materially from the results indicated by such statements. These factors include, but are not limited to: the success of our partnerships and relationships with third party manufacturers or distributors, quarterly fluctuations in operating results attributable to the timing and amount of orders for our products, the timing and replacement of legacy KTS or PBX systems with IP based systems or network-hosted voice services, the adoption of IP networks as a medium to transport voice, our ability to grow and maintain relationships with key KTS and PBX manufacturers and service providers, market acceptance of our products including single-user, multi-user and the family of PBX gateway systems, our ability to keep pace with rapidly changing product requirements and factors affecting the demand for remote voice technologies, our reliance on a small number of customers for a significant portion of our revenue, general economic conditions and IT capital expenditure trends, and other risks detailed in our filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's website at www.sec.gov.